Exhibit 99.1

NEWS RELEASE for August 1, 2013 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM REPORTS RECORD SECOND QUARTER, SIX-MONTH REVENUES

NORTHVILLE, MI (August 1, 2013) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced financial results for the second quarter and six months ended June 30, 2013.

“We had record revenues in this year’s second quarter and first six months thanks to the contributions of all our business units around the world,” said President and CEO Daniel R. Coker. “The key driver of our revenue growth is our ability to successfully add new platforms and to penetrate new markets not only in our line of automotive products, but also in our newer thermal initiatives in comfort and cooling in bedding, furniture and other products.

“Thanks to the progress we are making with the integration of W.E.T. Automotive Systems, we believe we are well on our way to creating a more global, more diversified and more innovative company that will continue to create more value for all our stakeholders,” Coker added. “Today, Gentherm is the world leader in thermal technologies in the automotive market. We believe the Company is in an excellent position to continue to capture additional market share in our current markets, expand into promising new markets and generate strong year-over-year revenue growth.”

Second Quarter Financial Highlights

Revenues for the 2013 second quarter increased 18 percent to $160.5 million from $136.2 million in the prior year’s second quarter.

These revenue increases resulted from strong automotive volumes in North America and Asia and continued market penetration in the automotive cable business. In addition, European-based sales were 16 percent higher than the prior year despite local economic weakness.

Foreign currency translation of the Company’s Euro denominated revenue for this year’s second quarter, which was approximately €35.5 million compared with €30.6 million during the prior year period, benefited revenue results by $741,000. The average US Dollar/Euro exchange rate for the 2013 second quarter was 1.3056 compared with 1.2847 for the second quarter of 2012.

Net income attributable to common shareholders for the 2013 second quarter was $5.0 million, or $0.15 per basic and diluted share, which included $422,000 in fees, legal and other expenses associated with the acquisition of additional W.E.T. shares during the quarter, and there were $889,000 of foreign currency exchange rate losses recorded in the quarter. Also included was approximately $1.8 million in sales, general and administrative (SG&A) expense related to the reorganization of the global reporting structure during the quarter.

Adjusting for the impact of the W.E.T. acquisition transaction expenses and the $1.8 million charge related to the global reporting structure reorganization, Gentherm would have reported net income attributable to common shareholders of $0.23 per basic and $0.22 per diluted share. Net income attributable to common shareholders for the second quarter of 2012 was $3.6 million, or $0.12 per basic and diluted share.

Further non-cash purchase accounting impacts associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for this year’s second quarter was 25.0 percent compared with 25.2 percent for the second quarter of 2012. This decrease was primarily due to an unfavorable change in product mix and higher material costs offset partially by greater coverage of fixed costs at the higher volume levels.

Coker added, “Because of product mix and factors outside our control, we expect margins on average to vary from quarter to quarter and be in the range of 25 percent to 28 percent. During this year’s second quarter, gross margins were at the lower end of that range and we believe this was indicative of the quarterly variance, not a downward trend.”

Adjusted EBITDA for the 2013 second quarter was $16.5 million compared with Adjusted EBITDA of $17.5 million for the prior year period reflecting the charges discussed previously. Adjusted EBITDA for the 2013 second quarter (which is a non-GAAP measure) is provided to help shareholders understand Gentherm’s results of operations due to the acquisition of W.E.T. This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

The Company’s balance sheet as of June 30, 2013, had total cash and cash equivalents of $49 million, total assets of $446 million and shareholders’ equity of $192 million. Total debt was $92.8 million, and the book value of the unredeemed Series C Convertible Preferred Stock was $6.8 million as of June 30, 2013.

Year-to-Date Summary

For the first six months of 2013, revenues increased 16 percent to $308.6 million from $265.7 million in the prior year period.

Foreign currency translation of the Company’s Euro denominated revenue for the first half of 2013, which was approximately €70.4 million compared with €63.7 million during the prior year period, increased the US Dollar reported revenue by approximately $1.1 million. The average US Dollar/Euro exchange rate for the first half of this year was 1.3133 compared with 1.2978 for the first half of the prior year.

Net income attributable to common shareholders for the first half of 2013 was $12.7 million, or $0.38 per basic share and $0.37 per diluted share, which included $1.6 million in fees, legal and other expenses associated with the acquisition of additional W.E.T. shares during the period and the $1.8 million charge related to the global reporting structure reorganization during this year’s second quarter.

Adjusting for the impact of the W.E.T. acquisition transaction expenses and the $1.8 million charge related to the global reporting structure reorganization, Gentherm would have reported net income attributable to common shareholders of $0.45 per basic share and $0.44 per diluted share. Net income attributable to common shareholders for the prior year period was $6.1 million, or $0.23 per basic share and $0.22 per diluted share.

Further non-cash purchase accounting impacts associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for first six months of 2013 was 25.7 percent compared with 25.1 percent for the first six months of 2012.

Adjusted EBITDA for the first half of 2013 was $34.7 million compared with Adjusted EBITDA of $33.0 million for the prior year period.

Revaluation of Derivatives

For the second quarter and first half of this year, the Company recorded gains related to the revaluation of derivative financial instruments of $638,000 and $984,000, respectively, compared with losses of $1.4 million and $63,000 for the prior year periods. Foreign currency losses of $889,000 offset the second quarter derivative gain.

Research and Development, Selling, General and Administrative Expenses

Net research and development expenses for this year’s second quarter and first six months were up $2.2 million and $3.9 million to $12.4 million and $24.2 million, respectively, reflecting additional resources, including personnel, focused on application engineering for new production programs on existing products, development of new products and a program to develop the next generation of seat comfort products using the best ideas and designs of the combined Gentherm and W.E.T. systems. New product development includes automotive heated and cooled storage devices, automotive interior thermal management devices, medical thermal management devices, battery thermal management devices and other potential products.

SG&A expenses for the second quarter and first six months of 2013, which included the above mentioned $1.8 million in reorganization charges, increased $3.5 million and $5.8 million, respectively, when compared to the prior year periods. Included are also higher legal, audit and travel costs, as well as wages and benefits costs resulting from new employee hiring and merit increases. The additional employees are primarily related to establishing a new electronics production facility in Shenzhen, China, increasing sales and marketing efforts aimed at supporting the Company’s current product development strategy and beginning the integration process between historical Gentherm and W.E.T. The Company also incurred approximately $300,000 in incremental audit and accounting expenses driven by Sarbanes-Oxley compliance implementation for W.E.T. which began during last year’s second quarter. Gentherm believes that its selling, general and administrative costs will level off as the Company works through the integration process and implements the cost reduction initiatives enabled by this integration over the next three years.

Guidance

Barring unforeseen economic turbulence, including worsening of the European market or unfavorable fluctuations of the Euro exchange rate, the 2013 revenue growth outlook remains strong. Even though Gentherm generated record revenues in last year’s third and fourth quarters and for the year, Gentherm is expecting revenue for 2013 to exceed the high-end of the Company’s previous guidance of 8 to 10 percent over 2012 revenues of $555 million.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-888-549-7704. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 7,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales may not significantly increase, additional financing requirements may not be available, new competitors may arise and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Product revenues	$160,520	$136,153	$308,610	$265,679
Cost of sales	120,368	101,885	229,407	198,907

Gross margin	40,152	34,268	79,203	66,772
Operating expenses:
Net research and development expenses	12,403	10,228	24,244	20,309
Acquisition transaction expenses	422	—	1,585	—
Selling, general and administrative	18,908	15,439	35,164	29,412

Total operating expenses	31,733	25,667	60,993	49,721

Operating income	8,419	8,601	18,210	17,051
Interest expense	(873)	(1,048)	(1,854)	(2,184)
Revaluation of derivatives	638	(1,423)	984	(63)
Foreign currency gain (loss)	(889)	3,289	98	2,778
Income (loss) from equity investment	17	(33)	242	(231)
Other income	164	272	500	549

Earnings before income tax	7,476	9,658	18,180	17,900
Income tax expense	1,948	2,813	2,743	4,958

Net income	5,528	6,845	15,437	12,942
Loss (gain) attributable to non-controlling interest	(19)	(1,432)	(1,277)	(2,819)

Net income attributable to Gentherm Incorporated	5,509	5,413	14,160	10,123
Convertible preferred stock dividends	(540)	(1,840)	(1,463)	(4,005)

Net income (loss) attributable to common shareholders	$4,969	$3,573	$12,697	$6,118

Basic earnings (loss) per share	$0.15	$0.12	$0.38	$0.23

Diluted earnings (loss) per share	$0.15	$0.12	$0.37	$0.22

Weighted average number of shares – basic	32,658	29,568	33,698	27,023

Weighted average number of shares – diluted	33,167	30,103	34,143	27,641

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$5,528	$6,845	$15,437	$12,942
Add Back:
Income tax expense	1,948	2,813	2,743	4,958
Interest expense	873	1,048	1,854	2,184
Depreciation and amortization	7,579	7,501	15,258	14,765
Adjustments:
Acquisition transaction expense	422	—	1,585	—
Unrealized currency (gain) loss	836	(2,116)	(77)	(592)
Unrealized revaluation of derivatives	(638)	1,436	(2,140)	(1,230)

Adjusted EBITDA	$16,548	$17,527	$34,660	$33,027

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency (gain) loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS AND

OTHER EFFECTS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Future Periods (estimated)
	2013	2012	2013	2012	2013	2014	2015	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$422	$—	$1,585	$—	$1,585	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	$1,956	$1,947	$3,940	$3,893	$7,804	$7,804	$7,804	$40,254
Technology amortization	820	816	1,652	1,633	3,273	3,273	3,273	6,160
Product development costs amortization	542	525	1,091	1,053	2,160	2,160	1,224	49

	$3,318	$3,288	$6,683	$6,579	$13,237	$13,237	$12,301	$46,463
Tax effect	(932)	(762)	(2,163)	(1,524)	(3,681)	(3,066)	(2,849)	(10,761)

Net income effect	2,808	2,526	6,105	5,055	11,141	10,171	9,452	35,702
Non-controlling interest effect	(25)	(599)	(103)	(1,199)	(395)	(61)	(57)	(214)

Net income available to shareholders effect	$2,783	$1,927	$6,002	$3,856	$10,746	$10,110	$9,395	$35,488

Earnings (loss) per share - difference
Basic	$0.09	$0.07	$0.18	$0.14
Diluted	$0.08	$0.06	$0.18	$0.14
Series C Preferred Stock dividend	$540	$1,840	$1,463	$4,005	$1,622	$—	$—	$—

Earnings (loss) per share - difference
Basic	$0.02	$0.06	$0.04	$0.15
Diluted	$0.02	$0.06	$0.04	$0.14

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$49,401	$58,152
Accounts receivable, less allowance of $2,478 and $2,474, respectively	113,823	102,261
Inventory:
Raw Materials	32,368	28,279
Work in process	2,696	2,461
Finished goods	21,146	23,016

Inventory, net	56,210	53,756
Derivative financial instruments	123	160
Deferred income tax assets	13,450	15,006
Prepaid expenses and other assets	16,014	12,809

Total current assets	249,021	242,144
Property and equipment, net	64,704	55,010
Goodwill	24,362	24,729
Other intangible assets	86,710	95,870
Deferred financing costs	1,457	1,880
Deferred income tax assets	7,672	5,361
Derivative financial instruments	2,463	4,141
Other non-current assets	10,078	10,062

Total assets	$446,467	$439,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$58,958	$42,508
Accrued liabilities	53,315	54,157
Current maturities of long-term debt	22,598	17,218
Derivative financial instruments	2,737	3,326

Total current liabilities	137,608	117,209
Pension benefit obligation	4,858	5,009
Other liabilities	3,124	4,540
Long-term debt, less current maturities	70,230	39,734
Derivative financial instruments	10,004	13,245
Deferred income tax liabilities	21,983	21,828

Total liabilities	247,807	201,565
Series C Convertible Preferred Stock	6,809	22,469
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 34,052,503 and 29,818,225 issued and outstanding at June 30, 2013 and December 31, 2012, respectively	221,079	166,309
Paid-in capital	(7,621)	24,120
Accumulated other comprehensive loss	(18,059)	(11,231)
Accumulated deficit	(4,686)	(17,383)

Total Gentherm Incorporated shareholders’ equity	190,713	161,815
Non-controlling interest	1,138	53,348

Total shareholders’ equity	191,851	215,163

Total liabilities and shareholders’ equity	$446,467	$439,197

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating Activities:
Net income	$15,437	$12,942
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,730	15,292
Deferred tax provision	(1,210)	884
Stock compensation	998	517
Defined benefit plan expense	(105)	(207)
Provision of doubtful accounts	(8)	(210)
Gain on revaluation of financial derivatives	(1,878)	(1,039)
Loss (gain) on equity investment	(197)	231
Loss (gain) on sale of property, plant and equipment	(16)	56
Excess tax benefit from equity awards	(204)	(1,068)
Changes in operating assets and liabilities:
Accounts receivable	(12,028)	(11,248)
Inventory	(2,835)	569
Prepaid expenses and other assets	(4,091)	(6,891)
Accounts payable	14,470	(46)
Accrued liabilities	2,372	7,187

Net cash provided by operating activities	26,435	16,969
Investing Activities:
Purchase of non-controlling interest	(45,099)	—
Purchase of derivative financial instruments	—	(7,787)
Proceeds from the sale of property, plant and equipment	9	18
Purchase of property and equipment	(18,032)	(8,126)
Loan to equity investment	—	(350)
Patent costs	—	(36)

Net cash used in investing activities	(63,122)	(16,281)
Financing Activities:
Borrowing of debt	46,280	81
Repayments of debt	(10,286)	(15,403)
Distributions paid to non-controlling interests	—	(290)
Proceeds from public offering of common stock	—	75,547
Excess tax benefit from equity awards	204	1,068
Cash paid to Series C Preferred Stock Holders	(8,945)	(8,776)
Proceeds from sale of W.E.T. equity to non-controlling interest	—	1,921
Proceeds from the exercise of Common Stock options	2,411	340

Net cash provided by financing activities	29,664	54,488

Foreign currency effect	(1,728)	(1,721)

Net increase (decrease) in cash and cash equivalents	(8,751)	53,455
Cash and cash equivalents at beginning of period	58,152	23,839

Cash and cash equivalents at end of period	$49,401	$77,294

Supplemental disclosure of cash flow information:
Cash paid for taxes	$3,360	$4,332

Cash paid for interest	$1,368	$2,146

Supplemental disclosure of non-cash transactions:
Common stock issued to Board of Directors and employees	$374	$149

Issuance of common stock to non-controlling interest	$42,518	$—

Issuance of common stock for Series C Preferred Stock conversion	$8,276	$—

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